[Techprecision Letterhead]

March 19, 2014

Richard Fitzgerald

Dear Mr. Richard Fitzgerald:

This letter confirms that on March 19, 2014, pursuant to the TechPrecision Corporation 2006 Long-Term Incentive Plan, as amended (the “Plan”), the Plan’s administrative committee (the “Committee”) granted you 90,000 shares of Restricted Common Stock (the “Award”) of TechPrecision Corporation (the “Company”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued service with the Company or its Subsidiaries, the restrictions on your award shall lapse in accordance with the following schedule:

•	The restrictions on 1/3 of the Award shall lapse upon the timely completion of a new financing that provides adequate liquidity to the Company for one year;
•	The restrictions on 1/3 of the Award shall lapse upon the timely filing of the Company’s Annual Report on Form 10K for the fiscal year ended March 31, 2014, with no material weaknesses;
•	The restrictions on 1/3 of the Award shall lapse on March 18, 2015.

Notwithstanding the foregoing, upon a termination of your employment with the Company and its Subsidiaries (i) by the Company without Cause or (ii) as a result of your death or Disability, your Award shall immediately vest and the restrictions shall lapse.  Unless otherwise determined by the Committee, upon a termination of your employment with the Company and its Subsidiaries for any other reason, any portion of your Award which is still subject to restriction shall be immediately forfeited on such date with no further compensation due to you.

Upon a Change in Control that occurs during your employment with the Company and its Subsidiaries, all of the Restricted Stock in this Award shall vest and become free from restriction.  Additionally, in accordance with Section 7(c) of the Plan, the Committee, in its sole discretion, may at any time accelerate the vesting on all or any portion of your Award.

As provided in the Plan, any dividends paid with respect to the shares of Stock underlying your Award, shall be subject to the same restrictions as your Award and will be delivered to you if and when the restrictions on your Award lapse.

You will receive appropriately legended certificate(s) for the restricted shares designating you as the registered owner. Upon such receipt, you agree to deliver the certificate(s) together with a signed and undated stock power to the Company or the Company's designee authorizing the Committee to transfer title to the certificate(s) to the Company in the event that your Award or any portion thereof is forfeited prior to the lapse of the restrictions.

At the time that any compensation attributable to the Award first becomes includible in your income, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Stock.  You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Stock whose fair market value equals the amount to be withheld.

As promptly as possible after the withholding requirements are satisfied and restrictions on the Restricted Stock (or a portion of the such stock) have lapsed, the Company will issue certificates for the Shares released from restrictions and release any related dividend amounts payable to you in connection with such restriction lapse.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws, including placing any necessary or desirable legends or other notices on the certificates for the shares issued or released to you.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right, express or implied, to continue in the service of the Company or its Subsidiaries or interfere in any way with the absolute right of the Company or its Subsidiaries to terminate your service at any time.

Please sign and return a copy of this agreement to the Company’s Chief Financial Officer designating your acceptance of this Award.  This acknowledgement must be returned within sixty (60) days; otherwise, the Award will lapse and become null and void.   Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

TECHPRECISION CORPORATION
By:	/s/ Leonard Anthony
Name:	Leonard Anthony

ACKNOWLEDGED AND ACCEPTED

/s/ Richard Fitzgerald
Richard Fitzgerald

Dated: March 19, 2014

EXHIBIT A
 Guidelines for 83(b) Election

1.
The making of an 83(b) election has serious tax consequences; you are strongly urged to consult a tax professional with regard to this election.  An 83(b) election is not required under the Internal Revenue Code of 1986, nor is it required as a condition of this grant.

2.
Under an 83(b) election, taxable compensation, if any, is based on value of the stock on the date of grant.  Accordingly, you will realize compensation income in this amount as a result of this grant if you make this 83(b) election.

3.	Filing should be made by certified mail, return receipt requested to the Internal Revenue Service Center at which your federal income tax return is filed.

4.	If you intend to make this election, the 83(b) election must be filed with the IRS within 30 days after the stock is transferred to you.

5.
It is recommended that three of the 83(b) election forms be stamped by the IRS as proof of filing.  Accordingly, please send a self-addressed stamped envelope and four copies of the 83(b) election form and the enclosed cover letter to the IRS, requesting that three copies of each document be returned.  Of these three documents:

a.	1 set of copies is given to Techprecision Corporation. (the “Company”)
b.	1 set of copies is filed with your Federal Income Tax Return
c.	1 set of copies may be required to be filed with your State Income Tax Return.

Requirements under state or local income tax laws vary.  For example, in some states the filing of an 83(b) election with the Internal Revenue Service constitutes the making of the election under comparable state provisions, while in other states a separate state election is required.  You are also urged to consult a tax professional regarding state or local tax implications.

6.	An 83(b) election may not be revoked without consent of the IRS.

7.
Before you submit your 83(b) election to the IRS, please deliver an executed copy of the election to the Company and keep a copy of the election form, the cover letter and the registered mail receipt with your permanent records.

YOU ARE SOLELY RESPONSIBLE FOR TIMELY FILING YOUR SECTION 83(B) ELECTION. THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES DUE TO YOUR FAILURE TO MAKE SUCH ELECTION OR YOUR MAKING SUCH ELECTION.  PLEASE NOTE THAT BECAUSE THE PURCHASE PRICE FOR THE STOCK WAS $0.00, YOU WILL NOT BE ENTITLED TO RECOGNIZE A TAXABLE LOSS OR ANY OTHER INCOME TAX DEDUCTION IF THE STOCK IS FORFEITED DUE TO YOUR FAILURE TO SATISFY THE VESTING CONDITIONS.

Techprecision Corporation Restricted Shares

Election to Include Value of Restricted Property in Gross Income
in Year of Transfer Under Code §83(b)

I hereby elect under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to include in gross income the excess (if any) of the fair market value of the property described below at the time of transfer (determined without regard to any lapse of restriction) over the amount paid for such property, as compensation for services, and supply the following information in accordance with Treasury regulation section 1.83-2(e):

1.	My name and address are:

2.	My Social Security Number is:

3.           The property with respect to which the election is being made is _______Shares (each a “Share”) of Techprecision Corporation (the “Company”).

4.           The date on which the property was transferred is _______ __, 20__ (the “Transfer Date”), and the taxable year for which this election is made is calendar year 20__.

5.           The nature of the restrictions to which this property is subject is:  The Shares are generally subject to forfeiture to the Company if I cease to provide service to the Company for any reason.  Otherwise, subject to my continued service with the Company, the forfeiture restriction will lapse as to 1/3 of the Shares upon the timely completion of a new financing that provides adequate liquidity to the Company for one year; 1/3 of the Shares upon the timely filing of the Company’s Annual Report on Form 10K for the fiscal year ended March 31, 2014, with no material weaknesses; and 1/3 of the Shares shall lapse on March 18, 2015.

6.           The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $__.00 per Share.

7.           The amount paid for the property is $0.00 per Share.

8.           A copy of this statement was furnished to Techprecision Corporation for whom taxpayer rendered the services underlying the transfer of property.

9.           A copy of this statement must be submitted with my income tax return for the taxable year in which the property was acquired.

Dated: ________, 20__
_______________________________
Richard Fitzgerald

_______________, 20__

VIA CERTIFIED MAIL

Internal Revenue Service Center
Department of the Treasury

Internal Revenue Service

Re:           Filing of 83(b) Election

           Enclosed for filing as of _______ __, 20__ (the postmark of this package) is an 83(b) election for taxpayer _______; social security number _______.

Kindly (i) accept the 83(b) election for filing effective as of the postmark date, (ii) date stamp the enclosed copies of this letter and of the 83(b) election as evidence of such filing and (iii) return the dated stamped copies of the letter and of the 83(b) election to me in the enclosed self-addressed stamped envelope.  Thank you.

Sincerely,

____________________________________
Richard Fitzgerald

Enclosures